 Exhibit 10.1

Compensation Package for the Taboola.com Ltd. Board of Directors
(Amended as of May 28, 2024)

Non-Employee Director Compensation

Compensation Element	Compensation

Board Annual Cash Retainer	$40,000

Initial Equity Award (for new directors)	$360,000

Annual RSU Award	$190,000

Total Board Comp (Sum of: Annual Cash Retainer + Annual Equity Award)	$230,000

Audit Committee Chair	$20,000
Audit Committee Member	$10,000

Comp Committee Chair	$15,000
Comp Committee Member	$7,500

Nom/Gov. or other Committee Chair	$8,000
Nom/Gov. or other Committee Member	$4,000

Additional Premium for Board Chair	$100,000

Stock Ownership Guidelines	4x annual cash retainer
Time to achieve: 5 years

Benefits to Non-Employee Directors and Employee Directors

Taboola.com Ltd. (“Company”) may offer benefits, in addition to the benefits covered by Company policies, comparable to customary market practices to members of the Board of Directors, including employee directors (“Board”), in connection with the performance of their duties and as it relates to employee directors as determined by the Board in a particular instance, such as, but not limited to: ground transportation, safety, security and protection measures (including at household premises and for family members), cellular and landline phone benefits, company car and travel benefits, business travel including a daily stipend when traveling and other business related expenses, insurances, other benefits (such as newspaper subscriptions, academic and professional studies), etc; provided, however, that such additional benefits shall be determined in accordance with Company procedures and not to exceed $150,000 per annum in the aggregate (before tax gross up) for all persons receiving such additional benefits. The Board shall determine from time to time whether one or more of its members shall receive such additional benefits.